Exhibit 99.1

FOR IMMEDIATE RELEASE:
Tuesday, July 13, 2004

COMMERCE BANCSHARES, INC. REPORTS FIRST SIX
MONTHS EARNINGS PER SHARE GROWTH OF 12%

     Commerce Bancshares, Inc. announced record earnings of $.79 per share for the three months ended June 30, 2004, an increase of 10% compared to $.72 per share in 2003. Net income for the second quarter amounted to $53.8 million compared with $50.5 million in the same period last year. For the quarter, the return on average equity was 14.9% and the return on assets was 1.51%. The efficiency ratio for the quarter decreased to 58.0% compared to 58.8% in the same period last year.

     For the first six months ended June 30, 2004, earnings per share totaled $1.54, an increase of 12% compared with $1.38 in 2003. Net income amounted to $105.2 million compared with $97.7 million for 2003, an increase of 8%.

     In announcing these results, David W. Kemper, Chairman and CEO, said, “We are pleased to report double digit earnings per share growth for both the quarter and the first six months of the year. In each instance, the results were driven by sustained growth in fee income and good operating expense management. In particular, bankcard and deposit fees increased in excess of 10% compared to the same quarter last year, while non-interest expenses increased only 2%. Non-interest income for the first six months totaled 41% of total revenue. However, net interest income for the quarter was down 2% compared with the same period last year and reflects continued downward pressure on the net interest margin and sluggish loan demand.”

     Mr. Kemper continued, “Asset quality remained strong this quarter with net charge-offs totaling $6.2 million, a decrease of $6.1 million from the prior quarter and a decrease of $3.2 million from the second quarter of last year. Our allowance for loan losses at June 30, 2004 totaled $133.1 million and was 481% of non-performing loans. Net charge-offs for the first six months were ..46% of average loans and our loan loss reserve remains at 1.64% of total loans.”

     Total assets at June 30, 2004 were $14.4 billion, total loans were $8.1 billion, and total deposits were $10.4 billion. Non-performing loans totaled $27.7 million or .34% of total loans. During the second quarter, Moody’s Investors Service upgraded the long-term deposits rating of the Company’s principal banking subsidiary to Aa3 and increased its bank financial strength rating to B.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

     Posted to the Company’s web site is management’s discussion of second quarter results. To see this information please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	3/31/04	6/30/04	6/30/03
Non-Accrual Loans	$33,292	$27,654	$30,444
Foreclosed Real Estate	$2,593	$1,877	$1,836
Total Non-Performing Assets	$35,885	$29,531	$32,280
Non-Performing Assets to Loans	.44%	.36%	.40%
Non-Performing Assets to Total Assets	.25%	.20%	.23%

Loans 90 Days & Over Past Due – Still Accruing	$14,772	$16,481	$20,232

COMMERCE BANCSHARES, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2004	2004	2003	2004	2003
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$122,984	$126,461	$128,687	$249,445	$252,897
Taxable equivalent net interest income	123,572	127,025	129,331	250,597	254,185
Non-interest income	85,969	84,289	73,701	170,258	148,307
Provision for loan losses	10,250	6,280	9,999	16,530	20,019
Non-interest expense	118,912	120,936	118,215	239,848	238,949
Net income	51,324	53,838	50,487	105,162	97,715
Cash dividends	15,501	15,340	10,873	30,841	21,865
Net total loan charge-offs	12,379	6,248	9,455	18,627	18,431
Net business charge-offs (recov)	5,502	(270)	2,550	5,232	4,400
Net credit card charge-offs	4,934	5,040	4,641	9,974	9,350
Net personal banking charge-offs	1,972	1,260	1,549	3,232	3,940
Net real estate charge-offs (recov)	102	73	161	175	(231)
Net overdraft charge-offs (recov)	(131)	145	554	14	972
Per share:
Net income – basic	$0.76	$0.80	$0.73	$1.56	$1.40
Net income – diluted	$0.75	$0.79	$0.72	$1.54	$1.38
Cash dividends	$0.230	$0.230	$0.157	$0.460	$0.314
Diluted wtd. average shares o/s	68,778	67,937	70,194	68,357	70,570

RATIOS
Average loans to deposits	79.87%	78.13%	80.16%	78.99%	80.34%
Return on total average assets	1.45%	1.51%	1.49%	1.48%	1.48%
Return on total average stockholders’ equity	14.09%	14.91%	14.02%	14.50%	13.66%
Efficiency ratio*	59.24%	57.96%	58.82%	58.58%	60.00%

AT PERIOD END
Book value per share based on total stockholders’ equity	$22.04	$21.13	$21.32
Market value per share	$47.71	$45.95	$37.07
Allowance for loan losses as a percentage of loans	1.63%	1.64%	1.64%
Tier I leverage ratio	9.53%	9.47%	9.82%
Common shares outstanding	67,317,054	66,642,550	69,141,851
Shareholders of record	4,906	4,845	5,003
Number of bank/ATM locations	327	327	332
Number of bank charters	4	4	4
Full-time equivalent employees	4,847	4,822	5,010

	June 30	June 30
OTHER YTD INFORMATION	2004	2003
High market value per share	$50.00	$39.52
Low market value per share	$44.00	$33.52

* The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2004	2004	2003	2004	2003
INTEREST INCOME
Interest and fees on loans	$104,009	$102,753	$109,407	$206,762	$220,379
Interest on investment securities	44,592	49,348	50,034	93,940	94,498
Interest on federal funds sold and securities purchased under agreements to resell	186	339	207	525	355

Total interest income	148,787	152,440	159,648	301,227	315,232

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	6,172	6,320	8,106	12,492	16,187
Time open and C.D.’s of less than $100,000	9,899	9,592	12,704	19,491	26,561
Time open and C.D.’s of $100,000 and over	3,265	3,571	3,900	6,836	7,851
Interest on other borrowings	6,467	6,496	6,251	12,963	11,736

Total interest expense	25,803	25,979	30,961	51,782	62,335

Net interest income	122,984	126,461	128,687	249,445	252,897
Provision for loan losses	10,250	6,280	9,999	16,530	20,019

Net interest income after provision for loan losses	112,734	120,181	118,688	232,915	232,878

NON-INTEREST INCOME
Trust fees	16,164	16,128	15,074	32,292	29,598
Deposit account charges and other fees	26,814	28,394	23,420	55,208	45,996
Bank card transaction fees	16,308	17,884	16,057	34,192	30,523
Trading account profits and commissions	3,826	2,970	3,566	6,796	7,960
Consumer brokerage services	2,354	2,371	2,312	4,725	4,505
Mortgage banking revenue	488	274	1,620	762	2,651
Net gains on securities transactions	8,951	2,833	2,169	11,784	4,441
Other	11,064	13,435	9,483	24,499	22,633

Total non-interest income	85,969	84,289	73,701	170,258	148,307

NON-INTEREST EXPENSE
Salaries and employee benefits	68,016	65,696	66,006	133,712	134,599
Net occupancy	10,166	9,834	9,439	20,000	19,777
Equipment	5,858	5,678	6,209	11,536	12,087
Supplies and communication	7,944	8,342	8,402	16,286	16,940
Data processing and software	10,630	11,802	9,889	22,432	19,765
Marketing	3,704	4,424	3,957	8,128	7,063
Other intangible assets amortization	436	433	449	869	899
Other	12,158	14,727	13,864	26,885	27,819

Total non-interest expense	118,912	120,936	118,215	239,848	238,949

Income before income taxes	79,791	83,534	74,174	163,325	142,236
Less income taxes	28,467	29,696	23,687	58,163	44,521

NET INCOME	$51,324	$53,838	$50,487	$105,162	$97,715

Net income per share – basic	$0.76	$0.80	$0.73	$1.56	$1.40

Net income per share – diluted	$0.75	$0.79	$0.72	$1.54	$1.38

Cash dividends per common share	$0.230	$0.230	$0.157	$0.460	$0.314

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2004	2004	2003
ASSETS
Loans, net of unearned income	$8,149,141	$8,107,924	$8,113,302
Allowance for loan losses	(133,092)	(133,124)	(132,706)

Net loans	8,016,049	7,974,800	7,980,596

Investment securities:
Available for sale	5,307,223	4,792,606	4,665,669
Trading	29,027	17,673	26,066
Non-marketable	76,657	72,141	69,533

Total investment securities	5,412,907	4,882,420	4,761,268

Federal funds sold and securities purchased under agreements to resell	71,645	134,805	25,660
Cash and due from banks	409,924	860,203	661,335
Land, buildings and equipment – net	335,084	339,269	335,852
Goodwill	48,522	48,522	48,522
Other intangible assets – net	1,747	1,321	3,068
Other assets	189,339	183,547	140,108

Total assets	$14,485,217	$14,424,887	$13,956,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,697,680	$1,723,109	$1,662,825
Savings, interest checking and money market	6,039,062	6,130,449	6,003,668
Time open and C.D.’s of less than $100,000	1,701,258	1,669,858	1,840,229
Time open and C.D.’s of $100,000 and over	814,635	847,332	721,153

Total deposits	10,252,635	10,370,748	10,227,875
Federal funds purchased and securities sold under agreements to repurchase	2,068,165	2,157,542	1,680,829
Other borrowings	499,465	393,625	416,561
Other liabilities	181,156	94,883	156,992

Total liabilities	13,001,421	13,016,798	12,482,257

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	343,183	343,183	336,940
Capital surplus	356,732	356,186	295,391
Retained earnings	742,959	781,457	783,283
Treasury stock	(59,198)	(89,473)	(56,521)
Other	(3,118)	(2,827)	(2,234)
Accumulated other comprehensive income	103,238	19,563	117,293

Total stockholders’ equity	1,483,796	1,408,089	1,474,152

Total liabilities and stockholders’ equity	$14,485,217	$14,424,887	$13,956,409

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(Dollars in thousands)	2004	2004	2003	2004	2003
Loans:
Business	$2,045,287	$2,076,813	$2,234,452	$2,061,050	$2,247,699
Real estate – construction	426,182	439,082	403,705	432,632	403,399
Real estate – business	1,881,209	1,850,935	1,831,897	1,866,072	1,801,634
Real estate – personal	1,331,014	1,329,562	1,294,147	1,330,288	1,284,669
Personal banking	1,891,071	1,844,001	1,758,271	1,867,536	1,740,314
Credit card	551,957	557,029	518,356	554,493	518,192
Overdrafts	17,477	10,779	10,793	14,128	11,749

Total loans	8,144,197	8,108,201	8,051,621	8,126,199	8,007,656

Investment securities (excluding unrealized gains and losses):
Available for sale	4,857,126	4,950,254	4,305,198	4,903,690	4,147,038
Trading	8,433	25,151	19,648	16,792	24,156
Non-marketable	74,651	77,663	71,953	76,157	71,082

Total investment securities	4,940,210	5,053,068	4,396,799	4,996,639	4,242,276

Federal funds sold and securities purchased under agreements to resell	60,398	111,170	59,687	85,784	50,999

Total interest earning assets	13,144,805	13,272,439	12,508,107	13,208,622	12,300,931

Total assets	14,193,600	14,323,830	13,550,222	14,258,715	13,344,077

Deposits:
Non-interest bearing deposits	1,233,919	1,275,569	1,038,701	1,254,744	1,016,884
Interest bearing deposits:
Savings	392,690	411,260	384,002	401,975	373,069
Interest checking	482,905	503,039	389,671	492,972	382,064
Money market	5,627,660	5,661,088	5,580,366	5,644,374	5,542,518
Time open & C.D.’s of less than $100,000	1,715,038	1,685,584	1,872,368	1,700,311	1,896,487
Time open & C.D.’s of $100,000 and over	745,101	841,283	778,928	793,192	756,567

Total interest bearing deposits	8,963,394	9,102,254	9,005,335	9,032,824	8,950,705

Total deposits	10,197,313	10,377,823	10,044,036	10,287,568	9,967,589

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,947,207	1,911,587	1,525,278	1,929,397	1,414,124
Oher borrowings	441,019	453,931	389,413	447,475	377,432

Total borrowings	2,388,226	2,365,518	1,914,691	2,376,872	1,791,556

Total interest bearing liabilities	11,351,620	11,467,772	10,920,026	11,409,696	10,742,261
Total stockholders’ equity	1,464,915	1,452,019	1,444,735	1,458,467	1,442,250
Net yield on interest earning assets (tax-equivalent basis)	3.78%	3.85%	4.15%	3.82%	4.17%

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2004

For the quarter ended June 30, 2004, net income amounted to $53.8 million, an increase of 6.6% over the 2nd quarter of the previous year. Return on assets was 1.5% and the return on equity totaled 14.9%. For the quarter, the efficiency ratio was 58.0%. The increase in net income over the 2nd quarter of last year was the result of a 14.4% increase in non-interest income, coupled with a 37.2% decrease in provision for loan losses. Non-interest expense increased 2.3% compared to the same quarter last year, and net interest income decreased $2.2 million.

Balance Sheet Review

During the 2nd quarter, average loans were down slightly compared to the 1st quarter of 2004, and were up almost 1% compared with the same period last year. Compared to the 1st quarter of this year, average business and construction loans grew by $32 million and $13 million, respectively, while business real estate loans and personal banking loans declined by $30 million and $47 million, respectively. Business real estate loans declined $30 million mainly due to larger pay offs during the quarter. The decline in personal banking loans is the result of regularly scheduled sales of student loans, which reduced average loan balances by $108 million, offset by growth in installment and home equity loans of $33 million and $14 million, respectively, during the quarter. Average personal real estate loans declined slightly during the quarter as a result of principal amortization and pay-downs, but new loan originations are up for the quarter by over 20%.

Available for sale investment securities, excluding fair value adjustments, increased on average by $93.1 million or 1.9% this quarter compared with the previous quarter. The increase in average securities resulted from purchases of new securities with liquidity obtained from an increase in deposits. The growth in securities was mainly due to increases in asset-backed securities of $204 million which were offset by decreases in mortgage-backed securities of $61 million and decreases in U.S. treasury securities of $55 million.

Total average deposits increased by $180.5 million during the 2nd quarter compared to the 1st quarter of this year, or an annualized growth rate of 7.1%. The increase was due mainly to increases in money market accounts ($33 million), jumbo certificates of deposit ($96 million), and non-interest bearing demand accounts ($42 million), offset by a decline in retail certificates of deposit ($29 million).

During the quarter, average borrowings decreased by $22.7 million primarily due to declines in federal funds purchased and securities sold under agreements to repurchase.

The average loans to deposits ratio for the quarter decreased slightly from the 1st quarter to 78.1%. The decrease in this ratio results from growth in the deposit portfolio and a modest decrease in the loan portfolio.

Net Interest Income

In the 2nd quarter, net interest income amounted to $126.5 million, a decrease of approximately $2.2 million or 1.7% compared to the 2nd quarter of last year, and an increase of $3.5 million or 2.8% compared with the previous quarter of this year. The net yield on earning assets increased 7 basis points in the current quarter to 3.85%.

The increase in net interest income in the 2nd quarter over the 1st quarter of 2004 was the result of higher earnings on the Company’s inflation indexed treasury securities, partly offset by the continued downward re-pricing of loans and stable interest costs. Compared to the 1st quarter of 2004, average rates earned on loans declined 4 basis points while rates paid on interest bearing deposits declined 1 basis point. Average rates earned on investment securities increased by 30 basis points mainly a result of a $4.8 million increase in inflation related earnings recognized in the 2nd quarter. Additionally, growth in the average balance of investment securities added $1.1 million in interest income this quarter.

During the quarter, interest income increased $3.7 million over the previous quarter as a result of higher average balances in investment securities and the increase in inflation-related income noted above. This increase was partly offset by lower rates earned on virtually all loan products and on mortgage and asset-backed investment securities. The overall yield on interest earning assets increased 7 basis points to 4.64%. Total interest expense increased $176 thousand during the current quarter compared with the previous quarter mainly due to volume increases in jumbo certificates of deposit, offset by overall lower average rates paid. The overall cost of interest bearing liabilities of .91% did not change during the quarter.

Non-Interest Income

For the 2nd quarter of 2004, total non-interest income amounted to $84.3 million compared with $73.7 million in the same quarter last year, or an increase of 14.4%. This increase resulted from growth in deposit, bankcard and trust fee income coupled with an increase in gains on sales of student loans. Bond trading and mortgage banking fee income declined from amounts recorded in the same period last year due to slowing business as rates began to rise. Bank- card fees for the quarter increased 11.4% over the same period last year, due mainly to higher fees earned on merchant and credit card transactions, both of which grew by more than 16%. Deposit account

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2004

fees in the 2nd quarter grew by 21.2% over 2nd quarter last year due mainly to higher overdraft fees earned. Trust fees for the quarter were up 7.0% over the same quarter last year as a result of higher fees on personal and institutional trust accounts. Other income in the 2nd quarter of 2004 included a gain on a branch sale of $1.1 million. In addition, gains on student loan sales were $4.1 million in the 2nd quarter 2004, while 1st quarter 2004 gains were $2.3 million and 2nd quarter 2003 gains were $101 thousand.

Net securities gains amounted to $2.8 million for the 2nd quarter of 2004 compared to $9.0 million in the 1st quarter of 2004, and net gains of $2.2 million in the 2nd quarter of last year.

Non-Interest Expense

Non-interest expense for the quarter amounted to $120.9 million, an increase of $2.7 million, or 2.3%, compared with $118.2 million recorded in the 2nd quarter of last year.

Compared with the 2nd quarter of last year, salaries and benefits expense decreased slightly as a result of lower incentive payments and a reduction in temporary and contract labor. Full time equivalent employees totaled 4,822 and 5,010 at June 30, 2004 and 2003, respectively. Costs for supplies and communication, equipment, professional fees and operating losses all declined from amounts recorded in the 2nd quarter of last year. Data processing costs grew $1.9 million, or 19.3%, mainly as a result of higher bankcard processing network fees and software expense. Increased costs were also incurred for marketing and occupancy.

Income Taxes

The effective tax rate for the Company was 35.5% for the 2nd quarter of 2004, compared with an effective tax rate of 35.7% in the 1st quarter of this year and 31.9% in the 2nd quarter of 2003. As reported in the Company’s previously filed 10-Q and Annual Report on Form 10-K, the lower effective tax rates in the prior year resulted from the recognition of tax benefits recorded from various corporate reorganization initiatives. Additional tax benefits related to these initiatives will not be recognized into income until certain conditions are satisfied. It is projected that such conditions may be resolved as early as the 3rd quarter of 2004 which would allow approximately $18.9 million of the remaining benefits to be recognized into income in the 3rd and 4th quarters of 2004.

Credit Quality

Net loan charge-offs for the 2nd quarter of 2004 amounted to $6.2 million compared with $12.4 million in the 1st quarter of 2004 and $9.5 million in the 2nd quarter of last year. The ratio of annualized net loan charge-offs to total average loans this quarter was .31% compared with .47% in the same quarter last year and .61% in the 1st quarter of 2004. The decrease in net charge-offs this quarter compared with the 1st quarter of this year was mainly the result of a $6.0 million charge-down in the 1st quarter of a large commercial loan in which the borrower had filed for bankruptcy.

For the 2nd quarter of 2004, annualized net charge-offs on average credit card loans increased slightly to 3.64%, compared with 3.59% in the 2nd quarter of last year. Also, personal loan charge-offs decreased this quarter and amounted to .27% of average loans compared to .35% in the same period last year. The provision for loan losses for the quarter totaled $6.3 million, and was down $4.0 million from the provision recorded in the 1st quarter of this year, and also down $3.7 million from the amount recorded in the 2nd quarter of 2003. The allowance for loan losses at June 30, 2004 amounted to $133.1 million, or 1.64% of total loans, and represents 481% of total non-performing loans.

Total non-performing assets amounted to $29.5 million, a decrease of $6.4 million from the previous quarter, and amounted to .36% of loans. Non-performing assets are comprised of non-accrual loans ($27.6 million) and foreclosed real estate ($1.9 million). Loans past due more than 90 days and still accruing interest totaled $16.5 million at June 30, 2004.

Other

The Company maintains a treasury stock buyback program and effective January 2004, was authorized by the Board of Directors to repurchase up to 3 million shares of its common stock. During the quarter ended June 30, 2004, the Company purchased 759,000 shares of treasury stock at an average cost of $45.22 per share. Also during the 2nd quarter, Moody’s Investors Service upgraded the long-term deposits rating of the Company’s principal banking subsidiary to Aa3 and increased its bank financial strength rating to B.

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.